Exhibit 99.3

745 Seventh Avenue New York, NY 10019 United States

May 12, 2016

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated February 8, 2016, to the Board of Directors of ITC Holdings Corp. (“ITC”), as Annex C to the prospectus/proxy statement that forms a part of Amendment No. 3 to the Registration Statement on Form F-4 of Fortis Inc. (“Fortis”), as filed by Fortis on May 12, 2016 (the “Registration Statement”), relating to the proposed merger between ITC and Fortis and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—Opinions of ITC’s Financial Advisors,” “Proposal 1: The Merger—Background of the Merger,” “Proposal 1: The Merger—ITC’s Reasons for the Merger; Recommendation of the ITC Board of Directors,” “Proposal 1: The Merger—Opinions of ITC’s Financial Advisors,” “Proposal 1: The Merger—Certain Financial Projections Utilized by the ITC Board of Directors and ITC’s Financial Advisors” and “Proposal 1: The Merger—ITC Management Projections.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ John Lange
Name:	John Lange
Title:	Managing Director